UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2009 (February 27, 2009)

INLAND AMERICAN REAL ESTATE TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51609	34-2019608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  7.01              Regulation FD Disclosure.

On February 27, 2009, Inland American Real Estate Trust, Inc., a Maryland corporation (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), mailed a letter to our stockholders disclosing, among other things, that our board of directors voted to suspend our share repurchase program until further notice, effective March 30, 2009.  The full text of the letter is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

The information in this Item 7.01 disclosure, including Exhibit 99.1, is being furnished pursuant to Regulation FD and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section.  In addition, the information in this Item 7.01 disclosure, including Exhibit 99.1, shall not be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item  8.01              Other Events.

Recent Investment and Financing Activity

Sanofi-Aventis Office Complex.  On January 28, 2009, we purchased three office buildings containing a total of 736,572 square foot located in Bridgewater, New Jersey. All three office buildings have net leases with Sanofi-Aventis, Inc., expiring in June 2026.  We purchased this property for approximately $230 million, including the assumption of approximately $190 million in existing indebtedness secured by a first mortgage on the property. The loan requires interest only payments at an annual fixed interest rate of 5.75% and matures on December 6, 2015.

Alcoa Exchange — Phase II.  On January 29, 2009, we purchased a new 43,750 square foot retail shopping center located in Bryant, Arkansas, which completes our acquisition of Alcoa Exchange Shopping Center.  Alcoa Exchange — Phase II was 100% occupied by two major retail tenants as of the date of acquisition. We paid approximately $7.3 million in cash at closing.

Colonial Promenade Fultondale.  On February 2, 2009, we purchased a new 249,554 square foot retail shopping center located in Fultondale (Birmingham), Alabama. Colonial Promenade Fultondale was 99% occupied as of the date of acquisition. We paid approximately $30.7 million in cash at closing and obtained seller financing of approximately $16.9 million secured by a first mortgage on the property. The loan requires interest only payments at an annual fixed interest rate of 5.60% and matures February 2, 2012.

The Pavilion at LaQuinta.  On February 18, 2009, we purchased a 166,099 square foot retail shopping center located in LaQuinta, California. The Pavilion at LaQuinta was 98% occupied as of the date of acquisition. We paid approximately $41.2 million at closing, including the assumption of approximately $24 million in existing indebtedness secured by a first mortgage on the property. The loan requires interest only payments at an annual rate of one month LIBOR plus 1.85%. On April 28, 2009, the annual rate on the loan will increase to one month LIBOR plus 2.50% through the remainder of the loan term. The loan matures on April 28, 2012. We anticipate paying an additional $1.2 million to acquire an additional 2,860 square feet of unoccupied and vacant space at a later date.

Dothan Pavilion.  On February 18, 2009, we purchased a 327,534 square foot retail shopping center located in Dothan, Alabama. Dothan Pavilion was 82% occupied as of the date of acquisition. We paid approximately $42.6 million at closing, including the assumption of approximately $37.2 million in existing indebtedness secured by a first mortgage on the property. The loan requires interest only payments at an annual rate of one month LIBOR plus 1.70%. On December 18, 2009, the annual rate on the loan will increase to one month LIBOR plus 2.50% through the remainder of the loan term. The loan matures on December 18, 2012.  We anticipate paying an additional $16.6 million to acquire an additional 58,310 square feet of unoccupied and vacant space at a later date.

Financing Transactions.  The following table summarizes recent financings that we or our subsidiaries have obtained, that are secured by first priority mortgages on our properties:

Property	Date of Financing	Approximate Amount of Loan ($)	Interest Per Annum	Maturity Date
Brazos Ranch	01/21/2009	15,246,000	5.6700%	02/01/2014
Sanofi-Aventis (1)	01/28/2009	190,000,000	5.7465%	12/06/2015
Colonial Promenade Fultondale (2)	02/02/2009	16,869,611	5.6000%	02/02/2014
The Pavilion at LaQuinta (1)	02/18/2009	23,976,000	LIBOR + 1.85%	04/28/2012
Dothan Pavilion (1)	02/18/2009	37,165,000	LIBOR + 1.70%	12/18/2012

(1)          The loans on these properties were assumed at acquisition. On April 28, 2009, the interest rate for LaQuinta will increase to LIBOR plus 2.50% and on December 18, 2009, the interest rate for Dothan will increase to LIBOR plus 2.50%.

(2)          There is seller financing on this property.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	99.1	Inland American Real Estate Trust, Inc. letter to stockholders dated February 27, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

Date:	February 27, 2009	By:	/s/ Jack Potts
		Name:	Jack Potts
		Title	Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Inland American Real Estate Trust, Inc. letter to stockholders dated February 27, 2009